Exhibit 99.1

FOR IMMEDIATE RELEASE

ExactTarget Welcomes Julie M.B. Bradley to Its Board of Directors

TripAdvisor Senior Vice President, Chief Financial Officer Brings Extensive Financial, Technology Leadership as Independent Director

INDIANAPOLIS (Oct. 8, 2012) — Global interactive marketing provider ExactTarget (NYSE: ET) announced today the appointment of Julie M.B. Bradley to the Company’s Board of Directors, bringing total board membership to eight.

Bradley is senior vice president, chief financial officer and treasurer of TripAdvisor (NASDAQ: TRIP) and has held executive financial leadership roles at high-growth technology companies including Art Technology Group, Inc. (acquired by Oracle (NASDAQ: ORCL) in 2010) and Akamai Technologies, Inc. (NASDAQ: AKAM).

“Julie brings tremendous financial expertise to the board, having successfully led the financial operations of high-growth publicly held technology companies,” said Scott Dorsey, ExactTarget co-founder and chief executive officer.  “We are delighted to welcome Julie to the board and look forward to her playing an active role in the next chapter of ExactTarget’s global growth.”

Bradley will serve as an independent director and a member of the Audit and Compensation committees.

Prior to joining TripAdvisor in October 2011, Bradley served as senior vice president, chief financial officer, treasurer and secretary of e-commerce software solutions and services provider Art Technology Group, Inc. from 2005 to 2011. Prior to joining Art Technology Group, Bradley served in various financial leadership roles at Akamai Technologies, Inc. from 2000 to 2005, most recently serving as Vice President of Finance. Previously, Bradley was an accountant with Deloitte.

“ExactTarget has emerged as one of the largest software as a service companies in the world, helping businesses around the globe transform how they connect with their customers online,” Bradley said. “I am honored to join the board of directors and look forward to helping the company leverage its terrific culture to achieve even greater success in the future.”

Bradley is active in philanthropic work and is a member of the Board of Trustees of The Judge Baker’s Children’s Center.

Bradley received her Bachelor of Arts in Economics from Wheaton College and is a certified public accountant.

About ExactTarget

ExactTarget is a leading global provider of email marketing and cross-channel interactive marketing software-as-a-service solutions that empower organizations of all sizes to communicate with their customers through email, mobile, social media and websites. ExactTarget’s powerful suite of integrated applications enable marketers to plan, automate, deliver and optimize data-driven interactive marketing and real-time communications to drive customer engagement, increase sales and improve return on marketing investment. Headquartered in Indianapolis, Indiana with offices across North America and in Europe, South America and Australia, ExactTarget trades on the New York Stock Exchange under the ticker symbol “ET.” For more information, visit www.ExactTarget.com.

Media Contact:

Kari Browsberger (Finn Partners) 312.329.3980 or MediaRelations@ExactTarget.com